Exhibit 10.91

FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This First Amendment to Agreement of Purchase and Sale (the “First Amendment”) is dated as of this thirtieth (30th) day of June 2006, by and between BORLAND SOFTWARE CORPORATION, a Delaware corporation (“Seller”), and FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company (“Buyer”).

Recitals

A.          Seller and Buyer have entered into an Agreement of Purchase and Sale dated May 30, 2006 (the “Purchase Agreement”), pursuant to which Seller agreed to sell and Buyer agreed to buy that certain Property described in the Purchase Agreement, including, without limitation, that certain land and improvements thereon located at 1700 and 1800 Green Hills Road, Scotts Valley, California (the “Property”).

B.           Seller and Buyer now desire to amend or modify the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Defined Terms.             Except as otherwise provided in this First Amendment, all defined terms used herein shall have the meaning ascribed to them in the Purchase Agreement.

2.          Purchase Price.            In connection with Buyer’s due diligence review and inspection of the Property, Buyer has raised certain concerns with respect to the seismic condition of the buildings, the HVAC system servicing the buildings and the roofs of the buildings. Such concerns are expressed in a letter dated June 27, 2006, from Buyer to Jim Wiseman and Steve Sheldon (the “Purchase Price Reduction Request Letter”), a copy of which was provided to Seller. Buyer hereby waives any and all objections to such alleged deficiencies set forth in the Purchase Price Reduction Request Letter and, in consideration of such waiver, Seller and Buyer hereby agree that the Purchase Price of the Property (as defined in Section 1.2(a) of the Purchase Agreement) is reduced to Eleven Million Four Hundred Thousand Dollars ($11,400,000).

3.            Closing Date.  The second and third sentences of Section 9.2 of the Purchase Agreement are hereby deleted in their entirety and the following is substituted in place thereof:

“The Closing shall occur, subject to the satisfaction (or waiver by such party in whose favor such conditions exist) of the conditions set forth in Sections 2.1 and 2.3 above, on July 31, 2006 (the “Closing Date”); provided, however, Buyer shall have the right to extend the Closing Date for one (1) period of thirty (30) days by

Buyer paying to Escrow Holder for immediate release to Seller on or before July 24, 2006, the sum of One Hundred Thousand and 00/100 Dollars ($100,000) (the “Extension Fee”). The Extension Fee paid by Buyer to Seller shall be non-refundable to Buyer (except in the event of a breach or default by Seller under this Agreement) and shall be applicable to the Purchase Price at Closing.”

4.            Feasibility Approval Conditions.        Buyer acknowledges and agrees that all of the conditions set forth in Sections 2.1(a) through 2.1(d) of the Purchase Agreement have been satisfied, however, Buyer has not, as of the date of this First Amendment, approved the condition of title to the Property. Buyer’s attorney has delivered a title objection letter to Seller dated June 27, 2006 (“Title Objection Letter”), and Seller is working with First American Title Insurance Company to try to resolve certain of the title objections made by Buyer in the Title Objection Letter. Buyer shall have until 5:00 p.m. on July 7, 2006 (the “Title Deadline”), to finally approve in its sole discretion the condition of title to the Property and if Buyer does not approve the condition of title to the Property by written notice given to Seller on or before the Title Deadline, then the Purchase Agreement, as amended hereby, shall automatically terminate, all obligations of Seller and Buyer under the Purchase Agreement, as amended hereby (other than such obligations as expressly survive the termination of the Purchase Agreement) shall cease and, anything in the Purchase Agreement to the contrary notwithstanding, Buyer shall be entitled to the prompt return of its Deposit. If Buyer approves the condition of title to the Property on or before the Title Deadline, then the Deposit shall be non-refundable to Buyer (except as otherwise provided in the Purchase Agreement).

5.            Second Deposit.           Concurrently with the execution of this First Amendment, Buyer shall deliver the Second Deposit to the Title Company. Such Second Deposit, together with the Initial Deposit, shall be refundable to Buyer if Buyer does not approve the condition of title to the Property on or before the Title Deadline (as defined in Paragraph 4 above).

6.          Modifications.                             Except as modified above, the Purchase Agreement shall remain unmodified and in full force and effect. In the event of any inconsistency or conflict between the terms of this First Amendment and the terms of the Purchase Agreement, the terms of this First Amendment shall control.

7.          Counterparts.   This First Amendment may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument. The signatures of any party or parties on this First Amendment transmitted by facsimile shall be deemed the same as an original signature and shall be binding on the party transmitting the same.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first written above.

SELLER:	BORLAND SOFTWARE CORPORATION,
a Delaware corporation

By:	__/s/ Tod Nielsen____________
Name:	___Tod Nielsen_____________
Its:	___CEO___________________

BUYER:	FOWLER PROPERTY ACQUISITIONS, LLC,

a California limited liability company

By:	__/s/ Gregory A. Fowler_______
Name:	____Gregory A. Fowler_______
Its:	___Manager - Member________